NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:

Elizabeth B. Farrell

Vice President, Investor Relations

Everest Global Services, Inc.

908.604.3169	For Immediate Release

Everest Re Group Provides Estimate of Losses from Hurricane Wilma

HAMILTON, Bermuda – November 28, 2005-- Everest Re Group, Ltd. (NYSE: RE) announced today that it estimates losses arising from Hurricane Wilma at $230 million on an after-tax basis.

This event, which impacted the Yucatan peninsula of Mexico and South Florida, created widespread destruction, the magnitude of which was unclear in the immediate aftermath. On a pre-tax basis, the estimate includes $140 million relating to losses from Mexican exposures with the remaining $160 million relating to Florida exposures. This loss estimate is based on currently available information derived from the Company’s quantitative and qualitative exposure analyses as well as reports from ceding companies. Due to the inherent uncertainties in estimating a loss of this type, actual losses may vary, perhaps materially.

As a result of the significant losses that emanated from the record-breaking 2005 Atlantic hurricane season, including Hurricanes Katrina and Rita as discussed in the Company’s third quarter earnings release, and now Hurricane Wilma, the Company anticipates a modest after-tax operating loss1 for the full year. Despite this, the Company expects year over year growth in its shareholders equity from $3.7 billion at December 31, 2004 to over $4.0 billion at December 31, 2005.

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

1 The Company generally uses after-tax operating income (loss), a non-GAAP financial measure, to evaluate its performance. After-tax operating income (loss) consists of net income (loss) excluding after-tax realized gains (losses). Although realized capital gains (losses) are an integral part of the Company’s insurance operations, the determination of realized capital gains (losses) is independent of the insurance underwriting process. The Company believes that the level of realized gains (losses) for any particular period is not indicative of the performance of the underlying business in that particular period. Providing only a GAAP presentation of net income (loss) makes it more difficult for users of the financial information to evaluate the Company’s success or failure in its basic business, and may lead to incorrect or misleading assumptions and conclusions. The Company understands that the equity analysts who follow the Company focus on after-tax operating income (loss) in their analyses for the reasons discussed above. The Company provides after-tax operating income (loss) to investors so that they have what management believes to be a useful supplement to GAAP information concerning the Company’s performance.